Exhibit 10.16

Assignment Rider Agreement

THIS RIDER AGREEMENT (the "Agreement") is made effective as of the 20th day of May, 2013, between Magna Group, LLC, (the "Investor"), China Direct Investments, lnc. (the "Non-Affiliate Debt Holder"), and China Logistics Group, lnc. (the "Company");

WHEREAS, the Investor, Company and Non-Affiliate Debt Holder (the "parties") entered into an "Assignment Agreement", dated April 18th, 2013, in the amount of$77,700.00 where the Debt holder assigned $77,700.00 in promissory note and accrued interest from the Company to the Investor and;

WHEREAS, the Investor wishes to assume and the Non-Affiliate Debt Holder wishes to sell $222,000 of debt owed to the Non-Affiliate Debt Holder by the Company (the "Debt") as outlined in the Debt Purchase Schedule below;

NOW THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each of the parties hereto, the parties hereto agree as follows:

          1.                      Subsequent Debt Purchases: The Non-Affiliate Debt Holder agrees to sell the full $222,000 of debt and any additional accrued interest to the Investor over the next two (2) months according to the following provisions:

                              A. Debt Purchase Schedule:

i.           Signing Date - $70,000 and $7,700 in Accrued Interest

ii.           On or before 11 Trading Days after Signing - $52,000 and Accrued Interest

iii.           On or before 22 Trading Days after Signing - $50,000 and Accrued Interest

IV.           On or before 33 Trading Days after Signing - $50,000 and Accrued Interest

                             B. Purchase Provisions:

               i.                       If the average VW AP over the five consecutive trading days, prior to a scheduled debt purchase, multiplied by the volume over the same five consecutive trading days falls below $5,000; the Investor will not have to purchase any subsequent.

ii.           If a daily closing price of the common stock falls below $0.005, the Investor will not have to purchase any subsequent debt.

iii.           The Investor will not purchase any subsequent debt if any material changes occur within the company prior to the Scheduled purchase dates listed in this Agreement.

iv.           The Investor will not purchase any subsequent debt if the company fails to report any annual 01' quarter1y reports as required by the Securities and Exchange Commission.

v.           If the Company receives a DTC "Chill" with regards to depositing and transferring of theCompany' s securities, the Investor will not have to purchase any subsequent debt.

vi.           If the Debt Holder is deemed to be an affiliate ofthe Company on any scheduled

Purchase date, the Investor will not have any obligation to purchase the debt.

2.           Binding Effect:

                           a.        The provisions of this Agreement shall be binding obligations of the parties hereto. The undersigned Company officer, on behalf of the Company, represents warrants and covenants that this Assignment has been duly authorized, executed and delivered by the Company.

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IN WITNESS WHEREOF the parties hereto have executed this Agreement as ofthe day and year first above written.

Investor:

Magna Group LLC

/s/ Joshua Sason, CEO

Non-Affiliate Debt Holder:

China Direct Investments, lnc.

/s/ James Wang, CEO

Acknowledged by:

Company:

China Logisties Group, fue.

/s/ Wei Chen, CEO